Exhibit 99.1

Nassda Contact:

Tammy Liu

Nassda Corporation

(408) 327-7710

tammy@nassda.com or ir@nassda.com

Nassda Announces Revenue of $11.0 Million for the Quarter Ended June 30, 2004
Net Income of $1.1 Million, or $0.04 per Diluted Share

Santa Clara, Calif., July 14, 2004 – Nassda Corporation (Nasdaq: NSDA), a leading provider of full-chip circuit simulation and analysis software for the design and verification of complex semiconductors, today announced financial results for the quarter ended June 30, 2004, the third quarter of Nassda’s fiscal 2004.  Revenue for the quarter ended June 30, 2004 was $11.0 million, a 46% increase from $7.5 million for the quarter ended June 30, 2003 and a 12% increase from $9.8 million for the quarter ended March 31, 2004.  Time-based license bookings as a percent of total bookings was 68% and 56% for the three months and nine months ended June 30, 2004, respectively.

Net income for the quarter ended June 30, 2004 was $1.1 million, or $0.04 per diluted share, an increase of 444% from $196,000, or $0.01 per diluted share, for the quarter ended June 30, 2003 and an increase of 42% from $752,000, or $0.03 per diluted share, for the quarter ended March 31, 2004.

For the nine months ended June 30, 2004, revenue was $30.5 million, a 14% increase from $26.6 million for the nine months ended June 30, 2003.  Net income for the nine months ended June 30, 2004 was $2.4 million, or $0.08 per diluted share, a decrease from $3.2 million, or $0.11 per diluted share, for the nine months ended June 30, 2003.

“We are very excited to have achieved our highest level of revenue and met our earnings target.  In addition, our cash, cash equivalents and short-term investments increased by approximately $3.7 million during the quarter and totaled $99.9 million as of June 30, 2004,” said Sang Wang, Chief Executive Officer.  “On the product development front, we also released our new HSIMplus platform during the quarter and now offer a suite of options to help address the major stumbling blocks to the success of large and complex IC designs at 130 nanometer and below, such as reliability of power and signal networks, the timing impact of dynamic voltage drop and the effects of crosstalk noise.”

Business Outlook

Over the last few fiscal quarters, there have been some improvements in the global economy and the semiconductor industry.  However, we believe that our customers will continue to spend conservatively in the second half of calendar 2004 with tight controls on their electronic design automation tools’ budgets.  As a result, for the quarter ending September 30, 2004, Nassda expects total revenue of $10.8 million to $11.0 million and fully diluted earnings per share of approximately $0.00 to $0.01. Due to the seasonality of renewals, budget constraints and the market and competitive environment, Nassda expects that time-based license bookings as a percent of total bookings will be between 50% to 70% for the fourth quarter of fiscal 2004.  As a result, time-based license revenue as a percent of total revenue is expected to be between 50% to 60% for the fourth quarter of fiscal 2004.

Nassda intends to continue to control operating costs, but also anticipates making additional investments in Nassda’s worldwide sales, support, and research and development organizations.  Additionally, Nassda expects the legal fees related to its on-going litigation with Synopsys, Inc. to increase as the cases get closer to trial.  As a result, Nassda expects overall operating expenses to increase 10% to 15% for the fourth quarter of fiscal 2004 as compared to the third quarter of fiscal 2004.

For fiscal 2004, Nassda anticipates total revenue of $41.2 million to $41.5 million and fully diluted earnings per share of approximately $0.08 to $0.09.

Nassda will hold a conference call that includes business outlook with financial analysts and investors at 2:00 p.m. PDT today.  A live webcast of the call will be available on Nassda’s Web site at http://www.nassda.com or http://www.fulldisclosure.com.  Following completion of the call, a rebroadcast of the webcast will be available at http://www.nassda.com or http://www.fulldisclosure.com through July 21, 2004.

Those without internet access may listen to a replay of the call by dialing (719) 457-0820, access code 769790.  The replay will be available from 5:00 p.m. PDT on July 14, 2004 through July 21, 2004.

About Nassda

Nassda Corporation (Nasdaq: NSDA) is a leading provider of full-chip circuit verification software for complex nanometer semiconductors. Headquartered in Santa Clara, California, the company develops and markets simulation and analysis solutions for advanced ICs, especially for analog, memory, high-performance digital, and mixed-signal SoC designs. Nassda’s products enable first silicon success and improve product quality and production yield for its consumer, communication, computer and memory customers. The company has sales and distribution offices throughout the world. For more information about Nassda, please visit the company’s website at http://www.nassda.com.

Forward Looking Statements

This press release contains forward-looking statements regarding future product releases, anticipated revenue, operating expenses, diluted earnings per share, time-based license bookings as a percent of total bookings and total revenue that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty, including without limitation the availability of customer budgets for Nassda’s products, Nassda’s cost control measures, the timing and extent of legal expenses related to Nassda’s on-going litigation, Nassda’s product development schedules, the design performance of Nassda’s existing and new electronic design automation software and other tools, customers’ adoption of Nassda’s products, whether customers purchase time-based or perpetual licenses and those customers’ design and manufacturing schedules.  In addition, continued reduced capital spending or delayed implementation of programs due to adverse general economic conditions and reduced demand for products containing complex nanometer-scale semiconductors may impact Nassda’s future performance.  These risks, uncertainties and other factors may cause Nassda’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.  In addition, historical information should not be considered a predictor of future performance.  Neither Nassda nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.  Nassda disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Nassda, see Nassda’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Quarterly Reports on form 10-Q for the quarters ended December 31, 2003 and March 31, 2004, as filed with the Securities and Exchange Commission.

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Nassda and HSIM are registered trademarks and HSIMplus is a trademark of Nassda Corporation.

Nassda Corporation
Condensed Unaudited Consolidated Balance Sheets
(unaudited)
(in thousands)

	June 30, 2004	September 30, 2003

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$99,854	$92,165
Accounts receivable, net of allowance	2,045	1,874
Prepaid expenses and other current assets	1,247	996
Deferred income taxes	3,010	2,568
Total current assets	106,156	97,603
Property and equipment, net	512	704
Other assets	1,035	1,165
Total assets	$107,703	$99,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,777	$230
Accrued compensation	2,979	2,689
Accrued liabilities	2,314	3,281
Income taxes payable	1,451	1,712
Deferred revenue	11,155	8,982
Total current liabilities	19,676	16,894

Deferred revenue	622	849
Other long-term liabilities	60	64
Total liabilities	20,358	17,807

Stockholders’ equity:
Common stock	27	26
Additional paid-in capital	73,002	70,343
Deferred stock-based compensation	(401)	(1,117)
Accumulated other comprehensive loss	(90)	(4)
Retained earnings	14,807	12,417
Total stockholders’ equity	87,345	81,665
Total liabilities and stockholders’ equity	$107,703	$99,472

Nassda Corporation
Consolidated Income Statements
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003

Revenue
Product	$2,643	$1,892	$7,217	$9,735
Subscription	5,793	3,558	15,790	10,749
Maintenance	2,519	2,058	7,462	6,158
Total revenue	10,955	7,508	30,469	26,642

Cost of revenue
Cost of product revenue	49	69	214	198
Cost of subscription revenue	108	90	317	260
Cost of maintenance revenue	268	211	753	609
Total cost of revenue	425	370	1,284	1,067

Gross profit	10,530	7,138	29,185	25,575

Operating expenses:
Research and development	2,419	1,968	6,461	5,203
Sales and marketing	3,245	2,659	8,585	8,408
General and administrative	3,735	2,457	11,132	7,335
Stock-based compensation	189	229	631	725
Total operating expenses	9,588	7,313	26,809	21,671

Income (loss) from operations	942	(175)	2,376	3,904
Other income, net	254	233	712	727
Income before income taxes	1,196	58	3,088	4,631
Provision for (benefit from) income taxes	130	(138)	698	1,390
Net income	$1,066	$196	$2,390	$3,241

Earnings per share:
Basic	$0.04	$0.01	$0.09	$0.13
Diluted	$0.04	$0.01	$0.08	$0.11

Shares used in computing earnings per share:
Basic	26,666	25,326	26,291	24,859
Diluted	28,959	28,546	29,107	28,652